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                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                   FORM 12b-25

                           NOTIFICATION OF LATE FILING

                                                COMMISSION  FILE  NUMBER  0-9129

(CHECK  ONE)

| |  FORM 10-K AND FORM 10-KSB        |  | FORM 11-K
| |  FORM 20-F     |X| FORM 10-Q AND FORM 10-QSB      |  | FORM N-SAR

     FOR THE PERIOD ENDED MARCH 31, 2001

| |  TRANSITION REPORT ON FORM 10-K AND FORM 10-KSB
| |  TRANSITION REPORT ON FORM 20-F
| |  TRANSITION REPORT ON FORM 11-K
| |  TRANSITION REPORT ON FORM 10-Q AND FORM 10-QSB
| |  TRANSITION REPORT ON FORM N-SAR

     FOR THE TRANSITION PERIOD ENDED  ____________

NOTHING IN THIS FORM SHALL BE CONSTRUED TO IMPLY THAT THE COMMISSION HAS VERIFIED ANY INFORMATION CONTAINED HEREIN.

     IF THE NOTIFICATION RELATED TO A PORTION OF THE FILING CHECKED ABOVE, IDENTIFY THE ITEM(S) TO WHICH NOTIFICATION RELATES: ____________________________

                                     PART I
                             REGISTRANT INFORMATION

FULL NAME OF REGISTRANT:       EPICEDGE, INC.

FORMER NAME IF APPLICABLE:

ADDRESS OF PRINCIPAL
EXECUTIVE OFFICE:              5508 HWY. 290 WEST, SUITE 300

CITY, STATE AND ZIP CODE:      AUSTIN, TEXAS  78735

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                                     PART II

                             RULE 12b-25(b) AND (c)

     IF THE SUBJECT REPORT COULD NOT BE FILED WITHOUT UNREASONABLE EFFORT OR EXPENSE AND THE REGISTRANT SEEKS RELIEF PURSUANT TO RULE 12b-25(b), THE FOLLOWING SHOULD BE COMPLETED. (CHECK APPROPRIATE BOX.)


     |x| (a) THE REASONS DESCRIBED IN DETAIL IN PART III OF THIS FORM COULD NOT BE ELIMINATED WITHOUT UNREASONABLE EFFORT OR EXPENSE;


     |x| (b) THE SUBJECT ANNUAL REPORT, SEMI-ANNUAL REPORT, TRANSITION REPORT OF FORMS 10-K, 10-KSB, 20-F, 11-K OR FORM N-SAR, OR PORTION THEREOF WILL BE FILED ON OR BEFORE THE 15TH CALENDAR DAY FOLLOWING THE PRESCRIBED DUE DATE; OR THE SUBJECT QUARTERLY REPORT OR TRANSITION REPORT ON FORM 10-Q, 10-QSB, OR PORTION THEREOF WILL BE FILED ON OR BEFORE THE FIFTH CALENDAR DAY FOLLOWING THE PRESCRIBED DUE DATE; AND


     | | (c) THE ACCOUNTANT'S STATEMENT OR OTHER EXHIBIT REQUIRED BY RULE 12b-25(c) HAS BEEN ATTACHED IF APPLICABLE.


                                    PART III

                                    NARRATIVE

     STATE BELOW IN REASONABLE DETAIL THE REASONS WHY FORMS 10-K, 10-KSB, 11-K, 20-F, 10-Q, 10-QSB, N-SAR OR THE TRANSITION REPORT PORTION THEREOF COULD NOT BE FILED WITHIN THE PRESCRIBED TIME PERIOD. (ATTACH EXTRA SHEETS IF NEEDED.)

     The Company is unable to file its Quarterly Report on Form 10-Q within the prescribed time period because the Form 10-Q contains audited year end financial information, and the audit of the year end financials is not yet completed. Accordingly, it would be misleading to file the 10-Q at this time.



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                                     PART IV

                                OTHER INFORMATION

     (1)  NAME AND TELEPHONE NUMBER OF PERSON TO CONTACT IN REGARD TO THIS
NOTIFICATION:

          MARGARET C. FITZGERALD          (713) 209-2950
          -----------------------------------------------------
          (NAME)             (AREA  CODE)   (TELEPHONE  NUMBER)

     (2) HAVE ALL OTHER PERIODIC REPORTS REQUIRED UNDER SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SECTION 30 OF THE INVESTMENT COMPANY ACT OF 1940 DURING THE PRECEDING 12 MONTHS OR FOR SUCH SHORTER PERIOD THAT THE REGISTRANT WAS REQUIRED TO FILE SUCH REPORT(S) BEEN FILED? IF THE ANSWER IS NO, IDENTIFY REPORT(S).
                                        | |  YES     |X|  NO

THE COMPANY HAS NOT FILED ITS ANNUAL REPORT ON FORM 10-KSB FOR THE YEAR ENDED DECEMBER 31, 2000.

     (3) IS IT ANTICIPATED THAT ANY SIGNIFICANT CHANGE IN RESULTS OF OPERATIONS FROM THE CORRESPONDING PERIOD FOR THE LAST FISCAL YEAR WILL BE REFLECTED BY THE EARNINGS STATEMENTS TO BE INCLUDED IN THE SUBJECT REPORT OR PORTION THEREOF?
                                        | |  YES     |X|  NO

     IF SO, ATTACH AN EXPLANATION OF THE ANTICIPATED CHANGE, BOTH NARRATIVELY AND QUANTITATIVELY, AND, IF APPROPRIATE, STATE THE REASONS WHY A REASONABLE ESTIMATE OF THE RESULTS CANNOT BE MADE.



                                 Epicedge, Inc.
                        --------------------------------
                  (NAME OF REGISTRANT AS SPECIFIED IN CHARTER)

      HAS CAUSED THIS NOTIFICATION TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED THEREUNTO DULY AUTHORIZED.

         DATE: MAY 15, 2001                BY /s/   Richard Carter
                                                 ----------------------
                                                   RICHARD CARTER
                                                   CHIEF EXECUTIVE OFFICER, AND
                                                       DIRECTOR